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                                                                    Exhibit 99.1

                      CONCORD AND FIRSTSENSE AGREE TO MERGE

  FIRSTSENSE TO DRAMATICALLY EXTEND EHEALTH'S APPLICATION PERFORMANCE MANAGEMENT CAPABILITIES

         MARLBORO, MASS. - JAN 20, 2000 -Concord Communications, Inc. (Nasdaq:
CCRD) and FirstSense Software, today announced the signing of a definitive agreement pursuant to which FirstSense plans to merge with a subsidiary of Concord. FirstSense, a privately held company based in Burlington, MA, is a premier provider of application and service response management solutions. Concord is the market leader in next-generation performance management solutions that ensure effective e-business performance for service providers and enterprise organizations.

Under the terms of the merger agreement, Concord will acquire all of the outstanding stock of FirstSense, and assume all of its outstanding options, in exchange for 1,940,000 shares of Concord common stock. The closing sale price for Concord's common stock on NASDAQ on January 19th, 2000 was $53.81 per share. This transaction, approved by the boards of directors of both Concord and FirstSense, is expected to be accounted for as a pooling of interest. This transaction is expected to close in February, subject to a number of customary closing conditions.

"FirstSense has tremendously talented people and superior solutions. We're excited to make them part of the Concord team," said Jack Blaeser, president and CEO of Concord. "FirstSense is an ideal fit in terms of culture, people and technology. The exploding e-business market offers infinite opportunity for the vendor with the right solution. FirstSense will allow us to further increase the value of our eHealth solution to service providers and e-businesses by ensuring the high availability and performance of applications and services. With the addition of FirstSense, we have the winning combination of expertise and solutions to define and dominate e-business performance management."

The merger with FirstSense, combined with the recent merger with Empire Technologies, gives Concord the only comprehensive, integrated solution for end-to-end e-business management. Unlike traditional performance management solutions which present businesses with fragmented information on the performance of their critical e-systems, Concord's eHealth solution family offers a common interface and reporting structure for managing across applications, systems, services and networks. Maximizing the interconnections between these four key areas gives today's companies and service providers the competitive advantage they need to run a successful e-business.

"We are elated about the merger and the opportunity to take advantage of the resources, influence and technology leadership that Concord offers. We have a long and successful history of working with Concord as an OEM partner. This plan to merge is the natural and mutually beneficial extension of that relationship," said Bob Cramer, president and CEO of FirstSense. "This move recognizes the strong and complementary solutions, talent and culture that Concord and FirstSense share. We're looking forward to a smooth integration and the tremendous success that we're certain will result from this merger."

Concord's recently launched eHealth solution family is a comprehensive and intuitive set of best-in-breed performance management solutions. These solutions, tied together by a common console and interface, map to the key performance areas for effective e-business, resulting in a powerful end-to-end performance management solution for today's service providers and corporations. The eHealth solution family includes Application Health, System Health Service Health and Network Health. As part of


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Service Health, the industry's most comprehensive solution for service and application response management, FirstSense allows ASPs and e-businesses to manage the performance of actual user transactions in business-critical commercial software packages, as well as custom-developed Windows and Web-based applications.

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About FirstSense Software, Inc. FirstSense Software is a leading provider of applications performance and service-level management software designed for distributed applications, including packaged, custom and e-business applications. The company's flagship product, FirstSense Enterprise, continuously monitors application performance and availability from the end-user perspective. FirstSense arms IT organizations with the information necessary for application service-level reporting, trend-lining and analysis. By shifting from infrastructure monitoring to understanding the application service levels delivered to end users, IT can more directly align its operations with business unit objectives.

About Concord Communications Concord Communications, Inc. (NASDAQ: CCRD) is the market leader in next-generation performance management solutions. With its eHealth solution set, Concord offers the only integrated performance management solution spanning systems, applications, services and networks. Only by successfully managing performance across all of these key areas can organizations truly ensure effective e-business. This end-to-end performance view provides the critical insights needed to power day-to-day business and e-commerce operations for some of today's most successful corporations and service providers worldwide. Concord is headquartered in Marlboro, Massachusetts. For more information on Concord, call 1-800-851-8725 or visit Concord's World Wide Web site at http://www.concord.com.

Any statements contained in this press release that do not describe historical facts may constitute forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from current expectations include the following: the failure of FirstSense or Concord to satisfy any of the closing conditions in the definitive merger agreement or for Concord to otherwise fail to complete the merger; fluctuations in customer demand; the Company's ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company's markets; the risks associated with competition; the risks associated with international sales as the Company expands its markets; and the ability of the Company to compete successfully in the future, risks associated with the Year 2000 problem and the potential delay of customer purchasing decisions, as well as other risks identified in the Company's Securities and Exchange Commission filings, including but not limited to those appearing under the caption "Risk Factors" in the Company's year-end December 31, 1998 10-K filed with the SEC on March 25, 1999.